Exhibit 96.2

ESTIMATION OF SUNRISE COAL, LLC

2025 YEAR-END COAL RESERVES

OAKTOWN MINING COMPLEX

Indiana and Illinois

Prepared For

SUNRISE COAL, LLC

Terre Haute, Indiana

By

John T. Boyd Company

Mining and Geological Consultants

Pittsburgh, Pennsylvania, USA

Report No. 3467.009

FEBRUARY 2026

John T. Boyd Company Mining and Geological Consultants

Chairman	February 24, 2026
James W. Boyd

President	File: 3467.009
John T. Boyd II

CEO
Carlos F. Barrera
Sunrise Coal, LLC
Managing Director and COO	1183 E. Canvasback Drive
Ronald L. Lewis	Terre Haute, IN 47802

Vice Presidents
Robert J. Farmer
Jisheng (Jason) Han	Attention:	Mr. Scott McGuire
John L. Weiss		VP of Engineering
Michael F. Wick
William P. Wolf

Managing Director - Australia	Subject:	Estimation of Sunrise Coal, LLC
Jacques G. Steenekamp		2025 Year-End Coal Reserves
Oakown Mining Complex
Managing Director - China		Indiana and Illinois
Rongjie (Jeff) Li

Managing Director - North LATAM
Alejandro Echavarría	Ladies and Gentlemen:

Pittsburgh

This letter provides John T. Boyd Company’s (BOYD) update of estimated coal reserves remaining as of December 31, 2025, at the Oaktown Mining Complex. BOYD is familiar with the Sunrise Coal, LLC (Sunrise) reserve holdings, having prepared a Technical Report Summary (TRS) in March 2025 for the subject mining property (BOYD Report No. 3467.008, hereinafter the “Oaktown TRS”). Further information concerning geological interpretations, technical analyses, and other material aspects of the subject mining property is set forth in the Oaktown TRS incorporated herein by reference.

4000 Town Center Boulevard, Suite 300
Canonsburg, PA 15317
(724) 873-4400
(724) 873-4401 Fax
jtboydp@jtboyd.com

Denver
(303) 293-8988
jtboydd@jtboyd.com

Brisbane
61 7 3232-5000
jtboydau@jtboyd.com	Sunrise believes, and BOYD concurs, that there are no material adjustments to the coal resources and reserves of the Oaktown Mining Complex necessitating the filing of an amended or revised TRS.

Beijing
86 10 6500-5854
jtboydcn@jtboyd.com

Bogota

This letter was prepared for Sunrise in support of their disclosure of coal resources and reserves for the Oaktown Mining Complex in accordance with Subpart 1300 of the SEC's Regulation S-K (S-K 1300) and is intended to satisfy the requirements of §229.1304(e), individual Property Disclosure:

+57-3187072308
jtboydcol@jtboyd.com

www.jtboyd.com

Compare the property’s mineral resources and mineral reserves as of the end of the last fiscal year with the mineral resources and mineral reserves as of the end of the preceding fiscal year and explain any material change between the two.

Unless otherwise stated, coal resource and reserve estimates disclosed herein are completed in accordance with the standards and definitions provided by S-K 1300. It should be noted that BOYD considers the terms “mineral” and “coal” to be generally interchangeable within the relevant sections of S-K 1300.

1.0Coal Resources and Reserves

It is our professional opinion that as of December 31, 2025, Sunrise controlled approximately 30.7 million saleable product tons of underground mineable coal reserves at the Oaktown Mining Complex, located in Knox and Sullivan counties, Indiana, and Crawford and Lawrence counties, Illinois.

There are no reportable coal resources excluding those converted to coal reserves for the Oaktown Mining Complex, as of December 31, 2025.

Based upon our review and analysis, it is BOYD’s opinion that the resource and reserve statements provided herein are reasonable estimates of those controlled by Sunrise at the Oaktown Mining Complex, as of December 31, 2025. Our assessment concludes that extraction of the reported coal reserves remains technically, legally, and economically achievable after consideration of potentially material modifying factors. The statements of coal resources and coal reserves for the Oaktown Mining Complex (as of December 31, 2025) are therefore considered suitable and appropriate for public reporting.

1.1Year-Over-Year Changes to Estimated Reserves

As shown below, Sunrise’s estimated underground mineable coal reserves for the Oaktown Mining Complex totaled approximately 34.4 million product tons as of December 31, 2024 (per the Oaktown TRS).

Oaktown Mining Complex – Summary of Coal Reserves as of December 31, 2024

	Product Tons (000)			Average Product Quality (As Received Basis)				
		By Permit Status		%			Heating	SO_2
Classification	Total	Permitted	Not Permitted	Total Moisture	Ash	Sulfur	Value (Btu/lb)	(lbs per MMBtu)
Oaktown Fuels No. 1 Mine								
Proven	25,660	25,660	-	13.0	7.5	3.5	11,504	6.0
Probable	2,675	2,675	-	13.0	7.3	3.5	11,533	6.0
Total	28,335	28,335	-	13.0	7.5	3.5	11,506	6.0
Oaktown Fuels No. 2 Mine								
Proven	5,887	5,214	673	13.0	7.5	2.9	11,580	5.0
Probable	215	207	8	13.0	8.1	2.5	11,465	4.4
Total	6,102	5,421	681	13.0	7.5	2.9	11,576	5.0
Total - Oaktown Mining Complex								
Proven	31,547	30,874	673	13.0	7.5	3.3	11,518	5.8
Probable	2,890	2,882	8	13.0	7.4	3.4	11,528	5.9
Total	34,437	33,756	681	13.0	7.5	3.4	11,519	5.8

Sunrise’s estimated surface mineable coal reserves for the Oaktown Mining Complex totaled approximately 30.7 million product tons remaining as of December 31, 2025, as summarized in the table on the following page.

Oaktown Mining Complex – Summary of Coal Reserves as of December 31, 2025

	Product Tons (000)			Average Product Quality (As Received Basis)				
		By Permit Status		%			Heating	SO_2
Classification	Total	Permitted	Not Permitted	Total Moisture	Ash	Sulfur	Value (Btu/lb)	(lbs per MMBtu)
Oaktown Fuels No. 1 Mine								
Proven	22,278	22,278	-	13.0	7.6	3.4	11,489	5.9
Probable	2,270	2,270	-	13.0	7.4	3.5	11,529	6.0
Total	24,548	24,548	-	13.0	7.6	3.4	11,493	6.0
Oaktown Fuels No. 2 Mine								
Proven	5,887	5,214	673	13.0	7.5	2.9	11,580	5.0
Probable	215	207	8	13.0	8.1	2.5	11,465	4.4
Total	6,102	5,421	681	13.0	7.5	2.9	11,576	5.0
Total - Oaktown Mining Complex								
Proven	28,165	27,492	673	13.0	7.6	3.3	11,508	5.7
Probable	2,485	2,477	8	13.0	7.4	3.4	11,523	5.9
Total	30,650	29,969	681	13.0	7.6	3.3	11,509	5.8

The coal reserves of the Oaktown Mining Complex decreased by approximately 3.8 million product tons, or 11%, in 2023. As summarized in the table below, the year-over-year change is the result of: (1) ordinary mining production (depletion), and (2) minor revisions to mining plans.

2.0Disclaimers and Qualifications

This report provides BOYD’s assessment of Sunrise’s coal resources and coal reserves for the Oaktown Mining Complex. Our assessment was performed to obtain reasonable assurance that Sunrise’s estimates of coal resources and coal reserves are free from material misstatement. BOYD did not independently estimate coal resources or coal reserves as it was not required for the purposes of the assessment. We have relied on information provided by Sunrise regarding the Oaktown Mining Complex, as well as existing BOYD work files and reports. BOYD notes that nothing has come to our attention while preparing this resource/reserve estimate letter that would indicate the information provided to us is false or misleading, or that any material information has been withheld.

BOYD’s assessment methods are considered consistent with accepted and prudent mining geology and engineering practices. We believe our assessment provides a reasonable and objective basis for our opinions. The individuals primarily responsible for this resource/reserve update letter are by virtue of their education, experience, and professional association considered Qualified Persons as defined in Subpart 1300 of Regulation S-K.

Estimates of any mineral resources and mineral reserves are always subject to a degree of uncertainty. The level of confidence that can be applied to a particular estimate is a function of, among other things: the amount, quality, and completeness of exploration data; the geological complexity of the deposit; and economic, legal, social, and environmental factors associated with mining the resource/reserve. By assignment, BOYD used the definitions provided in S-K 1300 to describe the degree of uncertainty associated with the estimates reported herein.

Respectfully submitted,

JOHN T. BOYD COMPANY

By: /S/ RONALD L. LEWIS

Ronald L. Lewis

Managing Director and COO

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